Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE

RigNet Announces Second Quarter 2015 Earnings Results

•	Quarterly revenue of $75.1 million, representing decreases of 6.9% and 3.3% over the prior year and prior quarters, respectively

•	Quarterly Adjusted EBITDA of $18.5 million, a decrease of 1.6% over the prior year quarter, but an increase of 8.1% over the prior quarter

•	Quarterly Cash Earnings of $15.4 million, representing increases of 3.8% and 7.5% over the prior year and prior quarters, respectively

HOUSTON – August 4, 2015 – RigNet, Inc. (NASDAQ: RNET), a leading global provider of digital technology solutions to the oil and gas industry, today reported quarterly results for the quarter ended June 30, 2015.

Quarterly revenue was $75.1 million, representing a decrease of $5.6 million, or 6.9%, as compared to the prior year quarter. The decrease was primarily due to reduced offshore and onshore drilling budgets resulting from depressed commodity prices. Compared to the first quarter, revenue decreased by 3.3% for the same reasons.

Quarterly Adjusted EBITDA was $18.5 million, or 24.6% of revenue, representing a decrease of $0.3 million, or 1.6%, over the prior year quarter. The decrease primarily resulted from lower revenue partially offset by benefits from cost containment actions taken over the first half of the year.   Principally as a result of cost containment and strong operational execution, Adjusted EBITDA grew 8.1% over the prior quarter and Adjusted EBITDA margin expanded by 130 and 260 basis points over the prior year and prior quarters, respectively.

Quarterly Cash Earnings were $15.4 million, or $0.86 per diluted share, an increase of $0.6 million, or 3.8%, over the prior year quarter. Compared to the first quarter, Cash Earnings increased $1.1 million, or 7.5%.

Capital expenditures were $8.1 million compared to $11.6 million in the prior year quarter. Unlevered Free Cash Flow (“UFCF”), defined as Adjusted EBITDA less capital expenditures, was $10.4 million, an increase of $3.2 million, or 44.1%, over the prior year quarter. The increased UFCF was due primarily to reduced capital expenditures.

Mark B. Slaughter, Chief Executive Officer and President, commented, “The RigNet team demonstrated strong operational execution in the quarter against market headwinds of significantly reduced oil prices and customer spending. By adjusting our cost structure to the available market, we were able to lift EBITDA and EBITDA margins in the quarter, even as revenues declined, while maintaining needed long-term investments critical for our future success when the macro environment improves. Despite the near-term market challenges, we continue efforts to strengthen our capabilities, defend and expand our market presence and emerge as a stronger and more capable company. Moreover, with our strong financial position, we are well-positioned to execute against our long-term growth plans, both organically and inorganically, under the current market conditions.”

A conference call for investors will be held at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Wednesday, August 5th, 2015, to discuss RigNet’s 2015 second quarter results. The call may be accessed live over the telephone by dialing +1 (877) 845-0777, or, for international callers, +1 (760) 298-5090. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RigNet’s website at www.rig.net in the Investors – Webcasts and Presentations section. A replay of the conference call webcast will also be available on our website for approximately thirty days following the call.

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

Non-GAAP Financial Measures

This press release contains the following non-GAAP measures:     Gross Profit (excluding depreciation and amortization), Adjusted EBITDA, Unlevered Free Cash Flow, Cash Earnings and Cash EPS. Gross Profit (excluding depreciation and amortization), Adjusted EBITDA, Unlevered Free Cash Flow, Cash Earnings and Cash EPS are financial measures that are not calculated in accordance with generally accepted accounting principles, or GAAP. We refer you to the Company’s most recent 10-K and 10-Q filings for the year ended December 31, 2014 and the three and six months ended June 30, 2015, respectively, for a more detailed discussion of the uses and limitations of our non-GAAP financial measures.

GAAP defines gross profit as revenue less cost of revenue, and includes in costs of revenue depreciation and amortization expenses related to revenue-generating long-lived and intangible assets. We define Gross Profit (excluding depreciation and amortization) as revenue less cost of revenue (excluding depreciation and amortization). This measure differs from the GAAP definition of gross profit as we do not include the impact of depreciation and amortization expenses related to revenue-generating long-lived and intangible assets which represent non-cash expenses. We use this measure to evaluate operating margins and the effectiveness of cost management.

We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation and amortization, impairment of goodwill, foreign exchange impact of intercompany financing activities, (gain) loss on retirement of property, plant and equipment, change in fair value of derivatives, stock-based compensation, IPO or merger/acquisition costs and related bonuses, restructuring charges and non-recurring items. Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP.

We define Unlevered Free Cash Flow as Adjusted EBITDA less capital expenditures. Unlevered Free Cash Flow should not be considered as an alternative to net income (loss), operating income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP.

We define Cash Earnings as net income (loss), plus depreciation and amortization, impairment of goodwill, foreign exchange impact of intercompany financing activities, (gain) loss on retirement of property and equipment, change in fair value of derivatives, stock-based compensation, IPO or merger/acquisition costs and related bonuses, restructuring charges and non-recurring items. We define Cash EPS as Cash Earnings divided by diluted shares. Cash Earnings and Cash EPS should not be considered as an alternative to net income (loss), operating income (loss), basic or diluted earnings per share or any other measure of financial performance calculated and presented in accordance with GAAP.

About RigNet

RigNet (NASDAQ: RNET) is a leading global provider of digital technology solutions to the oil and gas industry, serving offshore and onshore drilling rigs, energy production facilities and energy maritime vessels. RigNet provides solutions ranging from fully-managed voice and data networks to more advanced applications that include video conferencing and real-time data services to more than 1,200 remote sites in 50 countries on six continents, effectively spanning the drilling and production industry. RigNet is based in Houston, Texas. For more information, please visit www.rig.net. RigNet is a registered trademark of RigNet, Inc.

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 – that is, statements related to the future, not past, events. Forward-looking statements are based on the current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to RigNet’s SEC filings. RigNet undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Investor contact
Marty Jimmerson	Tel: +1 (281) 674-0699
Senior Vice President and Chief Financial Officer, RigNet, Inc.	investor.relations@rig.net

	Three Months Ended			Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
	(in thousands)
Unaudited Consolidated Statements of Comprehensive Income Data:
Revenue	$75,106	$77,650	$80,656	$152,756	$155,699

Expenses:
Cost of revenue (excluding depreciation and amortization)	39,736	43,933	45,656	83,669	92,177
Depreciation and amortization	8,211	8,096	7,280	16,307	14,077
Selling and marketing	1,668	1,823	1,764	3,491	3,293
General and administrative	16,388	21,346	16,154	37,734	30,997

Total expenses	66,003	75,198	70,854	141,201	140,544

Operating income	9,103	2,452	9,802	11,555	15,155
Other income (expense), net	(348)	(1,080)	(616)	(1,428)	(446)

Income before income taxes	8,755	1,372	9,186	10,127	14,709
Income tax expense	(2,635)	(2,314)	(3,438)	(4,949)	(6,653)

Net income (loss)	$6,120	$(942)	$5,748	$5,178	$8,056

Income (loss) Per Share - Basic and Diluted
Net income (loss) attributable to RigNet, Inc. common stockholders	$6,039	$(1,029)	$5,667	$5,010	$7,862
Net income (loss) per share attributable to RigNet, Inc. common stockholders, basic	$0.35	$(0.06)	$0.32	$0.29	$0.45
Net income (loss) per share attributable to RigNet, Inc. common stockholders, diluted	$0.34	$(0.06)	$0.31	$0.28	$0.44
Weighted average shares outstanding, basic	17,499	17,463	17,490	17,482	17,379
Weighted average shares outstanding, diluted	17,893	17,463	18,108	17,857	18,029

Unaudited Non-GAAP Data:
Gross Profit (excluding depreciation and amortization)	$35,370	$33,717	$35,000	$69,087	$63,522
Gross Profit (excluding depreciation and amortization) margin	47.1%	43.4%	43.4%	45.2%	40.8%
Adjusted EBITDA	$18,506	$17,114	$18,806	$35,620	$35,014
Adjusted EBITDA margin	24.6%	22.0%	23.3%	23.3%	22.5%
Unlevered Free Cash Flow	$10,423	$9,041	$7,234	$19,464	$13,790
Cash Earnings	$15,363	$14,289	$14,803	$29,652	$27,315
Cash EPS	$0.86	$0.82	$0.82	$1.66	$1.52

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended			Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
	(in thousands)
Reconciliation of Gross Profit to Gross Profit (excluding depreciation and amortization):
Gross profit	$27,508	$25,978	$28,073	$53,486	$50,127
Depreciation and amortization related to cost of revenue	7,862	7,739	6,927	15,601	13,395

Gross Profit (excluding depreciation and amortization)	$35,370	$33,717	$35,000	$69,087	$63,522

	Three Months Ended			Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
	(in thousands)
Reconciliation of Net Income (loss) to Adjusted EBITDA, Cash Earnings, Cash EPS and Unlevered Free Cash Flow:
Net income (loss)	$6,120	$(942)	$5,748	$5,178	$8,056
Interest expense	508	511	565	1,019	1,046
Depreciation and amortization	8,211	8,096	7,280	16,307	14,077
Gain on sales of property, plant and equipment, net of retirements	(1)	(12)	(10)	(13)	(83)
Stock-based compensation	1,033	949	1,195	1,982	2,343
Restructuring costs	—	6,198	—	6,198	—
Acquisition costs	—	—	590	—	2,922
Income tax expense	2,635	2,314	3,438	4,949	6,653

Adjusted EBITDA (non-GAAP measure)	$18,506	$17,114	$18,806	$35,620	$35,014

Interest expense	(508)	(511)	(565)	(1,019)	(1,046)
Income tax expense	(2,635)	(2,314)	(3,438)	(4,949)	(6,653)

Cash Earnings (non-GAAP measure)	$15,363	$14,289	$14,803	$29,652	$27,315

Diluted Shares	17,893	17,463	18,108	17,857	18,029

Cash EPS (non-GAAP measure)	$0.86	$0.82	$0.82	$1.66	$1.52

Adjusted EBITDA (non-GAAP measure)	$18,506	$17,114	$18,806	$35,620	$35,014
Capital expenditures	8,083	8,073	11,572	16,156	21,224

Unlevered Free Cash Flow (non-GAAP measure)	$10,423	$9,041	$7,234	$19,464	$13,790

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	June 30, 2015	December 31, 2014
	(in thousands)
Unaudited Consolidated Balance Sheet Data:
Cash and cash equivalents	$61,524	$66,576
Restricted cash - current portion	781	1,200
Total assets	294,502	299,837
Current maturities of long-term debt	8,413	8,405
Long-term debt	73,461	77,706

	Six Months Ended June 30,
	2015	2014
	(in thousands)
Unaudited Consolidated Statements of Cash Flows Data:
Cash and cash equivalents, January 1,	$66,576	$59,822
Net cash provided by operating activities	13,435	10,040
Net cash used in investing activities	(13,891)	(37,875)
Net cash provided by (used in) financing activities	(4,295)	27,572
Changes in foreign currency translation	(301)	1,448

Cash and cash equivalents, June 30,	$61,524	$61,007

	2nd Quarter 2014	3rd Quarter 2014	4th Quarter 2014	1st Quarter 2015	2nd Quarter 2015
Selected Operational Data (4):
Offshore drilling rigs (1)	277	285	278	281	270
Strategic initiatives (2)	553	548	562	526	515
Other sites (3)	705	691	676	493	442

Total	1,535	1,524	1,516	1,300	1,227

(1)	Includes jack up, semi-submersible and drillship rigs
(2)	Includes production facilities, energy support vessels and international land rigs
(3)	Includes U.S. onshore drilling rigs, completion sites, man-camps, remote offices and supply bases
(4)	Includes sites acquired from Inmarsat’s Enterprise Energy business unit

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended			Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
	(in thousands)
Eastern Hemisphere:
Revenue	$38,085	$38,971	$39,842	$77,056	$77,864
Cost of revenue	18,734	17,900	19,204	36,634	37,897

Gross Profit (non-GAAP measure)	19,351	21,071	20,638	40,422	39,967

Gross Profit margin	50.8%	54.1%	51.8%	52.5%	51.3%
Depreciation and amortization	3,988	3,972	3,353	7,960	6,076
Selling, general and administrative	3,664	3,528	3,783	7,192	6,767

Operating income	$11,699	$13,571	$13,502	$25,270	$27,124

Adjusted EBITDA (non-GAAP measure)	$15,735	$17,475	$17,187	$33,210	$33,878

Adjusted EBITDA margin	41.3%	44.8%	43.1%	43.1%	43.5%

Western Hemisphere:
Revenue	$26,654	$28,128	$30,053	$54,782	$51,461
Cost of revenue	11,714	13,954	16,572	25,668	29,244

Gross Profit (non-GAAP measure)	14,940	14,174	13,481	29,114	22,217

Gross Profit margin	56.1%	50.4%	44.9%	53.1%	43.2%
Depreciation and amortization	2,964	3,016	2,682	5,980	5,445
Selling, general and administrative	4,326	4,554	4,039	8,880	6,328

Operating income	$7,650	$6,604	$6,760	$14,254	$10,444

Adjusted EBITDA (non-GAAP measure)	$10,707	$9,249	$9,564	$19,956	$16,144

Adjusted EBITDA margin	40.2%	32.9%	31.8%	36.4%	31.4%

Telecoms Systems Integration:
Revenue	$10,367	$10,551	$10,761	$20,918	$26,374
Cost of revenue	7,715	8,073	7,466	15,788	20,408

Gross Profit (non-GAAP measure)	2,652	2,478	3,295	5,130	5,966

Gross Profit margin	25.6%	23.5%	30.6%	24.5%	22.6%
Depreciation and amortization	774	764	954	1,538	2,009
Selling, general and administrative	1,356	1,080	843	2,436	1,496

Operating income (loss)	$522	$634	$1,498	$1,156	$2,461

Adjusted EBITDA (non-GAAP measure)	$1,318	$1,249	$2,391	$2,567	$4,402

Adjusted EBITDA margin	12.7%	11.8%	22.2%	12.3%	16.7%

NOTE: Consolidated balances include the three segments above along with corporate activities and intercompany eliminations.

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1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net